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                                                                      Exhibit 99

Contact:
BUCA, Inc.
Greg Gadel, Chief Financial Officer
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(952) 346-6173
sburns@webershandwick.com

    BUCA, INC. ANNOUNCES COMPLETION OF PURCHASE OF ASSETS OF VINNY TESTA'S

MINNEAPOLIS, Jan. 15, 2002 -- BUCA, Inc. (Nasdaq: BUCA) announced today that it has completed its acquisition of the assets of the nine-unit Vinny Testa's concept based in Boston. The acquisition was completed substantially on the terms previously announced on Dec. 17, 2001.

In connection with the acquisition, BUCA, Inc. also increased its credit facility with its bank group, led by Bank of America. The amended facility provides for a term loan of $20 million and a maximum $30 million revolving line of credit for a total maximum facility of $50 million.

BUCA, Inc. will hold a conference call, broadcast live over the Internet, on Wednesday, Jan. 28, 2002 at 10 a.m. CST. Joseph P. Micatrotto, chairman, president and chief executive officer and Greg Gadel, executive vice president and chief financial officer, BUCA, Inc., will discuss the acquisition as well as 4th quarter results and 2001 year-end earnings. The 4th quarter earnings release will be issued earlier that morning and will be available on the company's Web site at http://www.bucadibeppo.com.

The call can be accessed at http://www.videonewswire.com by going to that Web address 10 to 15 minutes prior to the scheduled start time.

In addition to the live broadcast, the call will be available for replay over the Internet at http://www.videonewswire.com for one week.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 78 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny Testa's in Arizona, California, Colorado, District of Columbia, Florida, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Utah, Washington and Wisconsin.